Exhibit 2.1
PLAN OF CONVERSION
Converting
Coupang, LLC
(a Delaware limited liability company)
into
Coupang, Inc.
(a Delaware corporation)
This PLAN OF CONVERSION, dated as of     , 2021, is hereby adopted and approved by Coupang, LLC, a Delaware limited liability company (the “LLC”), to set forth the terms, conditions and procedures governing the conversion of the LLC into Coupang, Inc., a Delaware corporation (the “Corporation”), pursuant to Section 18-216 of the Delaware Limited Liability Company Act (the “DLLCA”) and Section 265 of the Delaware General Corporation Law (the “DGCL”) into with the following recitals:
RECITALS
A.The LLC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.
B.The LLC is converting into the Corporation (the “Conversion”) upon the terms and subject to the conditions herein set forth and in accordance with the laws of the State of Delaware.
C.This Plan of Conversion (this “Plan”) and the Conversion have been duly approved by the LLC in accordance with the requirements of Section 18-216 of the DLLCA and Section 265 of the DGCL.
NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants herein contained and intending to be legally bound, hereby agree as follows:
ARTICLE 1
GENERAL
1.1.The Conversion. At the Effective Time (as defined in Section 1.2 hereof) and subject to the terms and conditions of this Plan and pursuant to the relevant provisions of the DLLCA and the DGCL, the LLC shall be converted into the Corporation, and the separate existence of the LLC shall cease, all with the effect provided in the DLLCA and the DGCL; including without limitation, that all of the rights, privileges and powers of the LLC and all property, real, personal and mixed, and all debts due to the LLC, as well as all other things and causes of action belonging to the LLC and all liabilities and obligations of the LLC shall be transferred to and vested in the Corporation, as the surviving entity, and shall thereafter be the property and obligations of the Corporation as they were of the LLC prior to the Conversion, and no such assets or liabilities shall revert or be in any way impaired by reason of the Conversion, and that the Conversion shall not constitute a dissolution of the LLC but shall constitute a continuation of the LLC in the form of a Delaware corporation.
1.2.Effectiveness. A Certificate of Conversion and Certificate of Incorporation and such other documents and instruments as are required by, and comply in all respects with, the DGCL and DLLCA, shall be delivered to the appropriate state officials for filing. The Conversion shall become effective immediately upon the filing of the Certificate of Conversion and the Certificate of Incorporation with the Secretary of State of Delaware, or at such later time as may be specified in both the Certificate of Conversion and the Certificate of Incorporation (the “Effective Time”). At the Effective Time, the Certificate of Incorporation and Bylaws of the Corporation attached to this Plan as Exhibits A and B shall become effective and, together with this Plan, shall constitute an amendment and restatement of the Company’s Tenth Amended and Restated Limited Liability Company Agreement (the “LLC Operating Agreement”) and the LLC Operating Agreement shall terminate. At the Effective Time, (i) the members of the LLC’s Management Committee as of the Effective Time shall become members of the Corporation’s Board of Directors and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal, and (ii) the officers of the LLC as of the Effective Time shall become the Corporation’s officers and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. The LLC and, upon and after the effective time, the Corporation, shall take all necessary actions to cause each of such individuals to be appointed as directors and/or officers, as the case may be, of the Corporation.
1.3.Licenses, Permits, Titled Property, Etc. As applicable, following the Effective Time, to the extent required, the Corporation shall apply for new tax identification numbers, qualifications to conduct business, licenses, permits and similar authorizations on its behalf and in its own name in connection with the Conversion and to reflect the fact that it is a corporation. As required or appropriate, following the Effective Time, all real, personal and intangible property of the LLC which was titled or registered in the name of the LLC shall be re-titled or re-registered, as applicable, in the name of the Corporation by appropriate filings and/or notices to the appropriate parties (including, without limitation, any applicable governmental agencies).
1.4.Further Assurances. If at any time the Corporation, or its successors or assigns, shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Corporation its rights, title or interest in, to or under any of the rights, properties or assets of the LLC acquired or to be acquired by the Corporation as a result of, or in connection with, the Conversion, or (b) otherwise carry out the purposes of this Plan, the Corporation and its proper officers are hereby authorized to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Corporation and otherwise to carry out the purposes of this Plan; and the proper officers and directors of the Corporation are fully authorized in the name of the LLC or otherwise to take any and all such actions.
ARTICLE 2
CONVERSION OF SECURITIES
2.1.Conversion of Preferred Units, Common Units and Common Voting Units. At the Effective Time and without any further action by the LLC, the Corporation, or any member of the LLC (each, a “Member”) (i) each Preferred Unit (other than those Preferred Units held by Bom Suk Kim (“Mr. Kim”)) shall be converted into the number of shares of Class A common stock, par value $0.0001 per share (“Class A Common Stock”), as provided for in accordance with Section 2.4 of the LLC’s Tenth Amended and Restated Limited Liability Company Operating Agreement, dated September 17, 2021 (the “LLC Agreement”); (ii) each Common Voting Unit and each Common Unit, including each Profits Interest (other than those held by Mr. Kim) shall be converted into the number of shares of Class A Common Stock as provided for in accordance with Section 6.5(b) of the LLC Agreement; (iii) each Preferred Unit held by Mr. Kim shall be converted into the number of shares of Class B common stock, par value $0.0001 per share (“Class B Common Stock”), as provided for in accordance with Section 2.4 of the LLC Agreement; (iv) each Common Voting Unit and each Common Unit, including each Profits Interest held by Mr. Kim shall be converted into the number of shares of Class B Common Stock as provided for in accordance with Section 6.5(b) of the LLC Agreement, in each case as set forth in clauses (i) through (iv), subject to Section 2.3 hereof. All outstanding Common Units, Common Voting Units and Preferred Units of the LLC when converted as provided for herein shall no longer be outstanding and shall automatically be cancelled and the former holders thereof shall cease to have any rights with respect thereto.
2.2.Convertible Notes. The LLC has $501.5 million aggregate principal amount, plus accrued interest thereon, of outstanding convertible notes and such convertible notes are treated as equity for tax U.S. federal tax purposes by the LLC and each holder thereof. Following the Conversion, the convertible notes will continue to be properly characterized as equity for U.S. federal income tax purposes and will be treated as equity of the Corporation for U.S. federal income tax purposes.
2.3.Fractional Shares. As a result of the Conversion, if the total number of Class A Common Stock or Class B Common Stock of the Corporation to be issued to a Member results in a fractional share, such fractional share shall not be issued. Any fractional share of the Corporation’s Class A Common Stock or Class B Common

Stock that remains as a result of the Conversion will be rounded up to the nearest whole share of the Corporation’s Class A Common Stock or Class B Common Stock, as the case may be.
2.4.Options and REUs. Each option to purchase a Common Unit of the LLC (each, an “Old Option”), other than those Old Options held by Mr. Kim, issued pursuant to the LLC’s Third Amended and Restated 2011 Equity Incentive Plan (the “EIP”) that is outstanding immediately prior to the Effective Time shall be converted, at the Effective Time, and without any action by its holder, into an option to purchase one share of Class A Common Stock (each, a “New Option”), at an exercise price per share of Class A Common Stock equal to the exercise price per Common Unit of such Old Option in effect prior to the Effective Time. Each Old Option held by Mr. Kim issued pursuant to the EIP that is outstanding immediately prior to the Effective Time shall be converted, at the Effective Time, and without any action by Mr. Kim, into an option to purchase one share of Class B Common Stock (each, a “New B Option”), at an exercise price per share of Class B Common Stock equal to the exercise price per Common Unit of such Old Option in effect prior to the Effective Time. Restricted Equity Units of the LLC (“REUs”) issued pursuant to the EIP that are outstanding immediately prior to the Effective Time shall be converted, at the Effective Time, and without any action by their holders, into restricted stock units of the Corporation (“RSUs”) that, upon settlement, will settle as one share of Class A Common Stock for each Common Unit underlying such REU immediately prior to the Effective Time. At the Effective Time, by virtue of the Conversion, (i) the EIP shall continue to be a plan of the Corporation and shall be deemed to provide for the issuance of shares of Class A Common Stock and, in the case of Mr. Kim, Class B Common Shares, (ii) the Old Options and REUs, when converted as provided for herein shall no longer be outstanding and shall automatically be cancelled and the former holders thereof shall cease to have any rights with respect thereto, and (iii) the New Options, New B Options and RSUs shall be governed by the terms and conditions of the EIP.
2.5.Agreements. Each Member is a party to an agreement by and between such Member and the LLC that provides for certain restrictions on the transfer, sale or disposition of any securities of the LLC held by such Member. In accordance with Section 265 of the DGCL, the LLC, the converting entity, is continuing its existence in the organizational form of the Corporation. Accordingly, the Members shall continue to be bound by such transfer restrictions with respect to any securities of the Corporation received by such Members in connection with the Conversion.
2.6.Structure. The Conversion is intended to qualify as a transaction pursuant to which no gain or loss is recognised under section 351 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) and as a “reorganization” under section 368(a)(1)(B) of the Code, and the adoption of resolutions to complete the conversion is intended to constitute a “plan of reorganization” under the provisions of section 368(a) of the Code and U.S. Treasury Regulation § 1.368-2(g) and U.S. Treasury Regulation § 1.368-3.
ARTICLE 3
MISCELLANEOUS
3.1Implementation and Interpretation. This Plan shall be implemented and interpreted, prior to the Effective Time, by the Management Committee and, following the Effective Time, by the board of directors of the Corporation, (i) each of which shall have full power and authority to delegate and assign any matters covered hereunder to any other party(ies), including, without limitation, any officers of the LLC or any officers of the Corporation, as the case may be, and (ii) the interpretations and decisions of which shall be final, binding, and conclusive on all parties.
3.2Termination and Amendment. The Management Committee, at any time prior to the Effective Time may terminate, amend or modify this Plan. Upon such termination of this Plan, if the Certificate of Conversion and the Certificate of Incorporation have been filed with the Secretary of State of the State of Delaware, but have not become effective, any person or entity that was authorized to execute, deliver and file such certificates may execute, deliver and file a Certificate of Termination of such certificates.

3.3Third Party Beneficiaries. This Plan shall not confer any rights or remedies upon any person or entity other than as express provided herein.
3.4Severability. Whenever possible, each provision of this Plan will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Plan is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Plan.
3.5Capitalized Terms. Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to such terms in the LLC Agreement.
3.6Governing Law. This Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of laws rules of such state.
[Signature page follows]

IN WITNESS WHEREOF, the undersigned has set his hand and seal on the date first above written.

COUPANG, LLC

By:
Name:
Title: